INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (“Agreement”) is made and entered into as of September 28, 2023, by and between Kelly Ethereum Ether Strategy ETF, Ltd., a Cayman Islands exempted company (the “Company”) and Kelly Strategic Management, LLC, a Colorado limited liability company (“Adviser”).

WHEREAS, the Company is a wholly-owned subsidiary of the Kelly Ethereum Ether Strategy ETF (the “Fund”), a series of Strategic Trust (the “Trust”), an open-end management investment company, registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser has entered into an Investment Management Agreement with the Trust, dated as of November 2, 2021, as it may be amended from time to time (the “Trust Advisory Agreement”), on the terms and for the consideration set forth therein;

WHEREAS, the Adviser is registered as an investment adviser with the United States Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and engages in the business of asset management;

WHEREAS, the Company desires to retain the Adviser to render certain investment management services to the Company, and the Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.Obligations of Investment Adviser

(a)Services. The Adviser shall provide a continuous program of investment management for the Company, subject to the general supervision of the Trust’s board of trustees (the “Board of Trustees”), the directors of the Company (“Board of Directors”) and the provisions of this Agreement. Specifically, and without limiting the generality of the foregoing, the Adviser agrees to perform the following services (“Services”) for the Company, either directly or through an affiliate:

(i)manage the investment and reinvestment of the assets of the Company for the period and on the terms set forth in this Agreement;
(ii)continuously review, supervise, and administer the investment program of the Company;
(iii)determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Company;
(iv)provide the Trust, the Fund and the Company with records concerning the Adviser’s activities under this Agreement which the Trust, the Fund and the Company are required to maintain; and
(v)render regular reports to the Board of Trustees (and Directors of the Company, if requested) concerning the Adviser’s discharge of the foregoing responsibilities.

(b)Control of the Trust. The Adviser shall discharge the responsibilities described in subsection (a) subject to the supervision of the Board of Trustees and in compliance with (i) such policies as the Board of Trustees or Board of Directors, may from time to time establish; (ii) the Fund’s and the Company’s objectives, policies, and limitations as set forth in the Fund’s prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations.

(c)Agents. All Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any managers, officers or employees of the Adviser or through such other parties (including, without limitation, a sub-adviser) as the Adviser may determine from time to time.

(d)Cooperation with Agents of the Trust. The Adviser agrees to cooperate with and provide reasonable assistance to the Company, any Company custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust and/or Company. The Adviser agrees to provide such information with respect to the Company as any agents and representative of the Trust and/or Company may reasonably request from time to time in the performance of their obligations, and provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(e)Expenses and Personnel. The Adviser agrees, at its own expense or at the expense of one or more of its affiliates, including a sub-adviser, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Board of Trustees or Board of Directors to perform the Services on the terms and for the compensation provided herein. The Adviser shall authorize and permit any of its officers, managers and employees, who may be elected as trustees or officers of the Trust or directors of the Company, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Adviser herein and except to the extent required by law to be paid by the Adviser, the Company shall pay all costs and expenses in connection with the Company’s operation.

(f)Books and Records. The Adviser hereby undertakes and agrees to maintain all records not maintained by a service provider or a sub-adviser pursuant to their agreements with the Company or Adviser, in the form and for the period required by Rule 31a-2 under the 1940 Act. All books and records prepared and maintained by the Adviser for the Company under this Agreement shall be the property of the Company and, upon request therefor, the Adviser shall surrender to the Company such of the books and records so requested. The Adviser further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Company has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

(g)Additional Services Provided. The Adviser agrees to prepare tax returns and other tax documents for the Company, as applicable, and any reports or filings on behalf of the Company to be filed with the SEC and other regulatory authorities. In each case, the Adviser may cause a sub-adviser to perform such duties.

2.Company Transactions.

(a)General. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Company. With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for Company transactions, which is a combination of price, quality of execution and other factors. As permitted by section 28(e) of the Securities Exchange Act of 1934, as amended (“Section 28(e)”), the Adviser may pay to a broker which provides brokerage and research services (as such services are defined in Section 28(e)) to the Company an amount of disclosed commission in excess of the commission which another broker would have charged for effecting that transaction. Such practice is subject to a good faith determination that such commission is reasonable in light of the services provided and to such policies as the Board of Trustees or Board of Directors may adopt from time to time. Such services of brokers are used by the Adviser in connection with all of its investment activities, and some of such services obtained in connection with the execution of transactions for the Company may be used in managing other investment accounts.

(b)Mixed-Use Services. On occasion, a broker-dealer might furnish the Adviser with a service which has a mixed use (i.e., the service is used both for investment and brokerage activities and for other activities). Where this occurs, the Adviser will reasonably allocate the cost of the service, so that the portion or specific component which assists in investment and brokerage activities is obtained using portfolio commissions from the Company or other managed accounts, and the portion or specific component which provides other assistance (for example, administrative or non-research assistance) is paid for by the Adviser from its own funds.

(c)Exclusivity. Where the Adviser deems the purchase or sale of a security to be in the best interest of the Company as well as its other customers (including any other fund or other investment company or advisory account for which the Adviser acts as investment adviser), the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased for the Company with those to be sold or purchased for such other customers in order to obtain the best net price and most favorable execution under the circumstances. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser, as applicable, in the manner it considers to be equitable and consistent with its fiduciary obligations to the Company and such other customers. In some instances, this procedure may adversely affect the price and size of the position obtainable for the Company.

(d)Affiliated Broker-Dealers. Broker or dealers selected by the Adviser for the purchase and sale of securities or other investment instruments for the Company may include the Adviser or brokers or dealers affiliated with the Adviser, provided such orders comply with Rules 17e-1 and 10f-3 under the 1940 Act and the Trust’s Rule 17e-1 and Rule 10f-3 Procedures, respectively, in all respects, or any other applicable exemptive rules or orders applicable to the Adviser.

(e)Reporting. The Adviser will promptly communicate to the officers of the Trust, the Board of Trustees and the Board of Directors such information relating to the Company’s portfolio transactions as they may reasonably request.

(f)Delegation. The Adviser may delegate or share responsibility for Company transactions and the terms of this Section 2 with a sub-adviser, pursuant to the terms of Section 1(c) hereof.

3.Expenses. During the term of this Agreement, except for (i) the fee payment under this Agreement, (ii) brokerage expenses, (iii) acquired fund fees and expenses, (iv) taxes, (v) interest (including borrowing costs and dividend expenses on securities sold short), and (vii) litigation expenses and other extraordinary expenses (including litigation to which the Company may be a party and indemnification of the Directors and officers with respect thereto), the Adviser shall pay all of the expenses of the Company.

The Company acknowledges and agrees that the Adviser may obtain reimbursement for the expenses of the Company from one or more third parties.

4.Compensation of the Adviser. The Company shall not pay a separate fee to the Adviser. The Adviser agrees that it will provide the services and facilities described this Agreement for the consideration set forth in the Trust Advisory Agreement, payable by the Fund, and no further compensation will be due, owning or payable by the Company, the Trust or the Fund pursuant to this Agreement.

5.Status of Investment Adviser. The services of the Adviser to the Company are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Company are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company. Nothing in this Agreement shall limit or restrict the right of any manager, officer or employee of the Adviser, who may also be a director, officer or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.Permissible Interests. Directors, agents, and shareholders of the Company are or may be interested in the Adviser (or any successor thereof) as managers, officers, shareholders or otherwise; and managers, officers, agents, and shareholders of the Adviser are or may be interested in the Company as directors, shareholders of the Fund or otherwise; and the Adviser (or any successor) is or may be interested in the Company as a shareholder of the Fund or otherwise.

7.Limits of Liability; Indemnification. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from the Adviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. The Company agrees to indemnify the Adviser to the full extent permitted by the Trust’s Declaration of Trust.

8.Term. This Agreement shall remain in effect for an initial term of two (2) years commencing on the date of its execution, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)the Company may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice of a decision to terminate this Agreement by (i) the Trust’s trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b)the Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the rules promulgated thereunder);

(c)the Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days’ written notice to the Company; and

(d)the terms of Section 7 of this Agreement shall survive the termination of this Agreement.

9.Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective with respect to the Company until approved by (a) to the extent required by applicable law, the vote of the holders of a majority of the Fund’s outstanding voting securities and (b) a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

10.Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without regard to the principles of the conflict of laws or the choice of laws.

11.Representations and Warranties.

(a)Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Company as follows:

(i)The Adviser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

(ii)The Adviser is registered as an investment adviser with the SEC under the Advisers Act, shall maintain such registration in effect at all times during the term of this Agreement, and shall notify the Company immediately if the Adviser ceases to be so registered;

(iii)The Adviser is registered as a commodity pool operator with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). The Adviser shall maintain such registration and membership in good standing during the term of this Agreement.

(b)Representations and Warranties of the Company. The Company hereby represents and warrants to the Adviser that it is duly organized under the laws of the Cayman Islands and is authorized to enter into this Agreement and carry out its terms.

12.Liability of the Company. All parties hereto are expressly put on notice of the Company’s Memorandum and Articles of Association and all amendments thereto, a copy of which is on file with the Registrar of Companies of the Cayman Islands and the limitation of shareholder and director liability contained therein. This Agreement is executed on behalf of the Company by the Company’s officers as officers and not individually and the obligations imposed upon the Company by this Agreement are not binding upon any of the Company’s Directors, officers or shareholders individually but are binding only upon the assets and property of the Company, and persons dealing with the Company must look solely to the assets of the Company and those assets belonging to the Company, for the enforcement of any claims.

13.Use of Names. The Company acknowledges that all rights to the name(s) “Strategic Trust”, “Kelly Strategic” and any derivatives thereof (“Names”), as well as any logos that are now or shall hereafter be associated with Names (“Logos”), belong to the Adviser, and that the Company is being granted a limited license to use such Names and Logos in its name. In the event that this Agreement is terminated and the Adviser no longer acts as investment adviser to the Company, the Adviser reserves the right to withdraw from the Company the uses of Names and Logos or any name or logo that would imply a continuing relationship between the Company and the Adviser or any of its affiliates.

14.Assignment. The Adviser may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in section 2(a)(4) of the 1940 Act. The Adviser shall notify the Board of Directors sufficiently in advance of any proposed change of “control,” as defined in section 2(a)(9) of the 1940 Act.

15.Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, and rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

16.Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

For:	Kelly Strategic Management, LLC 7887 East Belleview Avenue, Suite 1100 Denver, Colorado 80111 Attn: Kevin Kelly (303) 499-1959

For:	Kelly Ethereum Ether Strategy ETF, Ltd. c/o Kelly Strategic Management, LLC 7887 East Belleview Avenue, Suite 1100 Denver, Colorado 80111 Attn: Kevin Kelly (303) 499-1959

With a copy to:	Eversheds Sutherland (US) LLP 700 Sixth Street, NW Suite 700 Washington, DC 20001-3980 Attn: Eric Simanek, Esq. (202) 220-8412

17.Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to Section 8(b) hereof). Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

KELLY ETHEREUM ETHER STRATEGY ETF, LTD. By: /s/ Kevin Kelly Name: Kevin Kelly Title: Chief Executive Officer	KELLY STRATEGIC MANAGEMENT, LLC By: /s/ Kevin Kelly____________ Name: Kevin Kelly Title: Chief Executive Officer